press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate July 31, 2012	contact	A nn Marie Luhr 716-687-4225

MOOG ANNOUNCES SPACE PROPULSION ACQUISITION CLOSING

East Aurora, NY - Moog Inc. (NYSE: MOG.A and MOG.B) announced today that it has completed the acquisition of American Pacific Corporation’s (NASDAQ: APFC) In-Space Propulsion business for $46 million in cash. The In-Space Propulsion business, with locations in New York, California, Ireland and the United Kingdom, is a developer and manufacturer of liquid propulsion systems and components for satellites and missile defense systems.

The acquisition provides Moog with additional capabilities, specifically in spacecraft controls. "The In-Space Propulsion business complements our existing components and expands our propulsion systems capabilities,” stated Jay Hennig, President of Moog’s Space and Defense Group. “We believe that this will expand our European presence and provide additional scale to serve our customers with a complete satellite control offering."

The acquisition is expected to add approximately $8 million to Moog’s sales for the remaining two months of the 2012 fiscal year and $50 million to sales for 2013. As a result of first year purchase accounting adjustments, the acquisition is expected to be neutral to previously forecasted fiscal year 2012 and 2013 earnings per share estimates.

About Moog Inc.

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems.  Moog’s high performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment.  Additional information about the company can be found at www.moog.com.

About American Pacific Corporation

AMPAC is a leading custom manufacturer of fine and specialty chemicals.  AMPAC supplies active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry.  For the aerospace and defense industry, AMPAC provides specialty chemicals used in solid rocket motors for space launch and military missiles.  AMPAC produces clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Additional information about can be found at www.apfc.com.

Cautionary Statement

Information included or incorporated by reference in this report that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include:

•	the markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate;
•	we operate in highly competitive markets with competitors who may have greater resources than we possess;
•	we depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs;
•	we make estimates in accounting for long-term contracts, and changes in these estimates may have significant impacts on our earnings;
•	we enter into fixed-price contracts, which could subject us to losses if we have cost overruns;
•	if our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted;
•	contracting on government programs is subject to significant regulation, including rules related to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment;
•	the loss of Boeing or Lockheed Martin as a customer or a significant reduction in sales to either company could adversely impact our operating results;
•	if we are unable to adapt to technological change, demand for our products may be reduced;
•	our new product and research and development efforts may not be successful, which would result in a reduction in our sales and earnings;
•	our inability to adequately enforce our intellectual property rights or defend against assertions of infringement could prevent or restrict our ability to compete;
•	our indebtedness and restrictive covenants under our credit facilities could limit our operational and financial flexibility;
•	significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our earnings, equity and pension funding requirements;
•	a write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth;
•	our sales and earnings growth may be reduced if we cannot implement our acquisition strategy;
•	we may incur losses and liabilities as a result of our acquisition strategy;

•	our operations in foreign countries expose us to political and currency risks and adverse changes in local, legal, tax and regulatory schemes;
•	government regulations could limit our ability to sell our products outside the United States and otherwise adversely affect our business;
•	the failure or misuse or our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages;
•	future terror attacks, war or other civil disturbances could negatively impact our business;
•	our facilities could be damaged by catastrophes which could reduce our production capacity and result in a loss of customers;
•	our operations are subject to environmental laws, and complying with those laws may cause us to incur significant costs; and
•	we are involved in various legal proceedings, the outcome of which may be unfavorable to us.

These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.